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                                     EXHIBIT 3.1

                             CERTIFICATE OF AMENDMENT OF
                              ARTICLES OF INCORPORATION

     JON D. TOMPKINS and CLAUDIA CASEY certify that:

     1. They are the President and the Secretary, respectively, of TENCOR INSTRUMENTS, a California corporation.

     2. Article Third of the Articles of Incorporation of this corporation is amended in its entirety to read as follows:

         THIRD: This corporation is authorized to issue two classes of shares which shall be known as Common Stock and Preferred Stock. The total number of shares of Common Stock which this corporation is authorized to issue is 60,000,000. The total number of shares of Preferred Stock which this corporation is authorized to issue is 1,000,000. Upon the amendment of this article, each outstanding share of Common Stock is split up and converted into two (2) shares of Common Stock.

     3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

     4. The corporation has only one class of shares outstanding and, in accordance with Section 902 of the California Corporations Code, the foregoing amendment of the Articles of Incorporation did not require the approval of the outstanding shares.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.


Dated:  May 25, 1995



                                       /s/ Jon D. Tompkins
                                       -----------------------------------------
                                       JON D. TOMPKINS, President



                                       /s/ Claudia Casey
                                       -----------------------------------------
                                       CLAUDIA CASEY, Secretary